Exhibit 21.1



                         Subsidiaries of the Registrant




Danpen, Inc.

Danskin Sports, Inc.

Danskin Canada, Inc.

Danskin Assemblies De Mexico S.A. de C.V.

Custom Collection, Inc.

International Activewear